Exhibit 99.1

RW Holdings NNN REIT, Inc.

Subject: COVID-19 Impacts NNN REIT’s NAV

Dear Fellow NNN Investors,

It was only 65 days ago that California became the first of many states to institute a shelter-in-place mandate in an effort to mitigate the danger of the COVID-19 virus. During these past two short months we have all witnessed life as we knew it grind to a halt while 38 million people (and counting) filed for unemployment – all of that before taking into account any individuals who have suffered the loss of health. Even those of us who have been free of the actual COVID-19 virus have still suffered mightily from the pandemic that will go down in the history books as a defining event of the new millennium alongside such events as the terrorist attacks of September 11th or the global financial crisis that happened nearly a decade ago. Just like those past events, I personally have yet to identify an individual who has not been impacted by COVID-19.

Just yesterday, Jerome Powell, our current Fed Chairman, stated that the U.S. economy is in a “downturn without modern precedent.” That quote is readily applicable to the real estate industry. One of the key premises of commercial real estate is the ability to physically co-locate a business with people. By example, an office complex serves to house companies and their employees, a mall serves to house retailers with shoppers, etc. The shelter-in-place mandates that we are all experiencing have thwarted the ability for commercial real estate to perform as it was intended. As a result, we are witnessing an unprecedented, black swan event in our industry – and our portfolio.

65 days ago anyone would have been hard pressed to predict that two large companies (members of both the S&P 500 and Fortune 1000) would seek rent relief despite multi-billion dollar balance sheets, or that two other completely different tenants would seek to vacate their leases altogether. Yet, these events, along with several others, have happened and are impacting our portfolio. The hindsight brought about by COVID-19 has been acutely humbling. Nearly 100 days ago, I noted how real estate can be construed as boring. Normally that is true, however, it has since become clear that we are not in normal times.

Despite an inability to predict the extraordinary market conditions caused by COVID-19, we knew it was imperative not to ignore this black swan event and its potential impact on our net asset value (NAV) per share. Acknowledging the risk that it could result in a lower value, even if only temporarily, we engaged Cushman & Wakefield to provide an updated value of our portfolio as a proactive measure of value discovery and transparency. No real estate portfolio is completely immune to recent events. The sooner we know where we stand, the sooner we can take positive action to improve upon the situation.

As a result of the valuation process, the NAV per share, as measured by the appraisal methodology, has been reduced to reflect the impact of the COVID-19 pandemic. The current, new NAV per share for NNN REIT is $7.00. Additionally, in light of known and potential lost rental income due to extraordinary market circumstances, the board has had to revise the dividend distribution rate to $0.35 per share per year, paid monthly. This is equal to 5.0% annually based on the new NAV per share.

The decline in the NAV can be primarily attributed to the following five categories (listed in no particular order):

1)
A broad market change in the cap rates assigned to net lease assets – We have witnessed average cap rates for performing assets move from 6.8% to 7.7%. Cap rates and property values have an inverse relationship – the higher the cap rate, the lower the implied property value. Should market cap rates improve in concert with any future recovery, then we could have potential upside.

2)
The risk associated with lease expirations occurring over the next 3 years – We own 11 properties that have leases subject to renewal in the next 3 years, including 8 office buildings. The increased probability of non-renewal, or lower rent upon renewal, as tenants re-evaluate their space needs in light of social distancing/work from home protocols has resulted in lower valuations for these properties. If we are able to renew our tenants and maintain (or improve) our rental rates, then we could have potential upside.

3)
The “dark value” projections associated with longer than normal lease-up times for vacant properties – We have two office/industrial properties located in California and Texas where the tenants have vacated. Given the current weakness in the economy, the appraisals reflect a longer time to find replacement tenants and the increased likelihood of lower rental rates. If we can find new tenants sooner than anticipated, then we could have potential upside.

4)
The write-down of 24 Hour Fitness – We own a 45,000-square foot gym, located in Las Vegas, Nevada, that is leased to 24 Hour Fitness. We believe that 24 Hour Fitness will soon be filing for bankruptcy, following the recent bankruptcy of Gold’s Gym. We have been informed by representatives of 24 Hour Fitness that they will be seeking to reject our lease should they enter into bankruptcy proceedings. As such, we have taken a material impairment charge to reflect the likely loss of equity and repayment of a debt guarantee. If we can find a new tenant, or keep 24 Hour Fitness, then we could have potential upside.

5)
A reduction in Goodwill – Given the declines in real estate values listed above, and in accordance with Generally Accepted Accounting Principals (GAAP), we were required to take an impairment charge to goodwill on our balance sheet. Under GAAP, an impairment to goodwill cannot be reversed.

The reduction in the annual distribution rate is driven by current and anticipated reduced rental income. Despite collecting more than 90% of rental income in April, May collections (which are still ongoing) show a potentially declining trend. Additionally, we have witnessed a growing number of tenants asking for rent relief – approximately 30% of our tenants have already come to us seeking lower rents. Depending on the length of the national shut-down, we expect additional rent relief requests will come. We have only granted relief in those situations where not doing so would be detrimental to the long-term health of our investments. That being said, we are cognizant of the increased risk to anticipated rental income associated with our aforementioned lease expirations and tenant vacancies. The combined effects of what is known and anticipated made our prior, above-average, distribution rate unsustainable. After a difficult deliberation, our board of directors confirmed the new 5% annualized distribution rate based on our new NAV as a sustainable rate during this current crisis. Any intermediate-term potential to increase the distribution rate would be predicated upon receiving better than expected rental income as well as new acquisitions of higher yielding properties.

To the best of our ability, we believe that the new NAV per share and dividend distribution rate reflect the knowable impact of the COVID-19 pandemic on the NNN REIT portfolio. Barring unforeseen or extenuating circumstances, we believe our portfolio is now appropriately positioned for potential upside associated with any future recovery. We do not know the timing or velocity of a future recovery, but history has shown us, in every instance, that real estate does recover and remains one of the better long-term asset classes to be held in a diversified investment portfolio.

With the confidence of value discovery and transparency now in hand, we are better equipped to navigate the current economic storm and steer our portfolio toward a favorable outcome. Despite the difficult news being shared today, I remain personally committed to the future of our portfolio and our ability to pursue prosperity in the months and years ahead.

We have shared a lot of information in this communication. We recognize the need to process and digest. In order to provide additional information and context, we are going to conduct a conference call on Thursday, May 28, 2020 at 9:00 a.m. PDT. On the call we will attempt to answer as many questions as possible that we receive in advance. We ask that you email your questions to info@richuncles.com. We will send out conference call dial-in details in an email next week.

The ability to persist and persevere in times of adversity is key. With the deepest of conviction, I can attest to the grit and determination of our organization. Our fighting spirit will help us immeasurably as we push forward and seek a better future. I look forward to sharing more on our conference call.

Respectfully,

/s/ AARON S. HALFACRE

Aaron S. Halfacre
Chief Executive Officer
RW Holdings NNN REIT, Inc.